Exhibit 99.1

For more information, contact:

Jenny Wills, Corp Communications Spec

386-418-8888

RTI ANNOUNCES AMENDED CONTRACT WITH ITS LARGEST DISTRIBUTION PARTNER

ALACHUA, Fla. (September 12, 2006) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of orthopedic, cardiovascular and other biologic implants, announced today that it has amended its contract with its largest distributor, Medtronic Sofamor Danek USA, Inc. (MSD), dealing with exclusivity provisions, transfer fee structures and intellectual property rights for spinal allograft distribution.

“We are pleased to announce this new contract that is positive for both RTI and MSD. We feel that we are now in a much better position to expand our allograft tissue business and to pursue our long-term strategy in xenograft,” said Brian K. Hutchison, RTI chairman, president and CEO. “This is an important step in creating an optimal distribution model and getting our biological implants to a growing spinal market.”

With this new amended contract, RTI will be better positioned to effectively and efficiently meet MSD’s product demand as well as maximize the gift of human donated tissue and help more patients in need.

Details of the contract will be provided by RTI during a live conference call and simultaneous audio web cast on Tuesday, September 12, 2006 at 5:00 p.m. ET to discuss the amended MSD agreement. The conference call can be accessed by dialing 888-769-8514, passcode RTIX. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through October 12, 2006 and can be accessed by calling 800-756-2759; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than half a million allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission and the assumption that RTI will continue to supply allograft Products to MSD at at least current levels. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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